Exhibit 99.1
NAVISTAR NAMES JOHN P. WALDRON
VICE PRESIDENT AND CORPORATE CONTROLLER

WARRENVILLE, Ill. - September 21, 2006 - Navistar International Corporation (NYSE: NAV), the nation’s largest combined commercial truck and mid-range diesel engine producer, today announced the appointment of John P. Waldron as vice president and corporate controller. Waldron, 42, will be elected an officer of the company and also will serve as principal accounting officer.

In his role as corporate controller, Waldron replaces James A. Blanda, who has served as interim controller since April 2006. Blanda joined the company from Tatum LLC, an interim executive services and consulting firm, to help in the company’s restatement process. Waldron will report to Bill Caton, executive vice president and chief financial officer.

Waldron joins Navistar from RR Donnelley & Sons Company, where he served as vice president and assistant corporate controller.

“I am very pleased that John will be joining Navistar,” Caton said. “John is a results-driven leader who brings with him a wealth of knowledge and experience in all aspects of accounting. In his career to date, John has demonstrated the ability to work effectively with outside resources and build productive partnerships between finance and operations. These strengths are essential as we continue to work diligently on completing our restatements and 2006 audit. John’s depth and breadth of accounting and change management experience will be invaluable to the company, now and into the future.”

Prior to Donnelley, Waldron spent six years at Follett Corporation where he served as the corporate controller. Earlier in his career, he held key financial positions at Dominick’s Finer Foods and Terrific Promotions, and was an audit manager at Arthur Andersen. He graduated with a bachelor’s degree in accounting from Loyola University of Chicago and is a certified public accountant.

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses, Workhorse brand chassis for motor homes and step vans, and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. Navistar is also a provider of truck and diesel engine parts. A wholly owned subsidiary offers financing services. Additional information is available at: www.nav-international.com.

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